Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST HEREIN OR THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES (CONCURRED IN BY COUNSEL FOR THE COMPANY) THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THERALINK TECHNOLOGIES, INC.

2021 CONVERTIBLE SECURED PROMISSORY NOTE

$1,000,000.00	Golden, Colorado Issue Date: MAY 12, 2021

FOR VALUE RECEIVED, Theralink Technologies, Inc., a Nevada corporation (the “Company”), promises to pay to the order of Ashton Capital Corporation (the “Holder”) the principal amount of $1,000,000 (the “Principal Amount”) upon the terms and subject to the conditions set forth herein (this “Note”). This Note is issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and Holder and is one of a series of promissory notes to be issued by the Company known as the 2021 Convertible Secured Promissory Notes (collectively referred to as the “2021 Notes”), all of which contain substantially similar terms. The 2021 Notes are intended to provide financing to the Company in anticipation of a listing on a Qualified National Exchange (as defined below).

1.       Interest. Interest shall accrue on the outstanding Principal Amount, from the Issue Date until the date this Note is converted or paid in full, at the rate of eight percent (8.0%) per annum simple interest (365 day basis) (the “Interest Rate”). The Company will pay interest quarterly, in arrears, in cash, on the first day of each quarter of each year following the Issue Date prior to the maturity of this Note, or if any such day is not a Trading Day, on the next succeeding Trading Day (each, an “Interest Payment Date”). Notwithstanding the immediately foregoing, at the option of the holder, interest may accrue on this Note on a quarterly basis. All accrued and unpaid interest shall be due and payable in full upon maturity, conversion or prepayment of this Note, as provided herein. All cash payments received by the Holder in respect of this Note shall be applied first to accrued interest and thereafter to the repayment of the outstanding Principal Amount.

2.       Maturity Date. If not sooner paid or converted according to the terms hereof, then on May 12, 2026, the Holder may demand the outstanding Principal Amount plus all accrued and unpaid interest thereon be due and payable (the “Maturity Date”). Upon the Maturity Date, in lieu of payment, the Holder or the Company may, upon notice to the other party, elect to convert the outstanding Principal Amount plus accrued and unpaid interest under this Note into a number of shares of the Company’s common stock (the “Common Stock”) equal to the quotient obtained by dividing:

(a)       the outstanding Principal Amount plus any accrued and unpaid interest under this Note (the “Conversion Amount”), by

(b)       a per share price of $0.00313 (subject to certain adjustments as set forth herein) (the “Conversion Price”).

3.       Prepayment. The Notes may be prepaid at any time at an amount equal to 110% of outstanding principal balance of the Note and accrued and unpaid interest during the period from the Issue Date until the Maturity Date. In order to prepay the Notes, the Company shall provide five (5) Trading Days prior written notice to the Holder, during which time the Holder may convert the Notes in whole or in part at the Conversion Price.

4.       Covenants. The Company covenants and agrees that, until all of the obligations under this Note, the Purchase Agreement and the Security Agreement (as defined below) have been fully performed and either paid in full in cash or converted into shares of Common Stock of the Company pursuant to the terms hereof and this Note has been terminated, it will abide by the covenants set forth in the Purchase Agreement and the Security Agreement.

5.       Automatic Conversion. Upon the listing by the Company or the trading of the Common Stock on The Nasdaq Capital Market, The Nasdaq Global Select Market, The Nasdaq Global Market, the New York Stock Exchange, the NYSE American, the NYSE Arca or any of their respective successor entities (each a “Qualified National Exchange”), the Conversion Amount shall automatically be converted into fully-paid and non-assessable shares of Common Stock. The number of shares of Company Stock to be issued upon the conversion contemplated by this Section 5 shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the lower of (a) the Conversion Price (as adjusted as set forth herein); and (b) the average closing price of the Common Stock during the thirty (30) Trading Days immediately preceding the date of the listing or trading of the Common Stock on a Qualified National Exchange.

6.       Optional Conversion. Subject in all respects to Section 15 of this Note, from and after the Issue Date, the Conversion Amount, in whole or in part at any time and from time to time may be converted into shares of Company Stock at the election of the Holder, in its sole discretion. The number of shares of Company Stock to be issued upon the optional conversion of Holder contemplated by this Section 6 shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the Conversion Price. The Holder shall effect conversions by delivering to the Borrower a completed notice in the form attached hereto as Exhibit A (a “Notice of Conversion”). The date on which a Notice of Conversion is delivered is the “Conversion Date.” The Borrower shall deliver the applicable stock certificate to the Holder on or before the tenth (10th) day after a Conversion Date. The Holder shall physically surrender this Note to the Borrower in connection with a conversion, whether a partial conversion or a total conversion. In the event of a partial conversion, in order to reflect the reduction in the outstanding principal amount of this Note and the reduction in the accrued and unpaid interest, the Borrower shall prepare and deliver to the Holder a new Note, identical in all respects to the surrendered Note except for the principal amount outstanding reflected on the first page hereof and the new Note shall have the amount of previously accrued interest that has not been converted reflected in the principal outstanding. Such replacement Note (resulting from the partial conversion) shall be delivered to the Holder on or prior to the tenth (10th) day after the applicable Conversion Date.

7.       Adjustment to Conversion Price. Except for any Exempt Issuance (as hereinafter defined), in the event the Corporation issues or sells any securities including Options or Convertible Securities (or amends any outstanding securities of the Company), at an effective price of, or with an exercise or conversion price of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or the exercise or conversion price of the securities issued or sold. “Exempt Issuance” shall mean any sale or issuance by the Corporation of its Common Stock or securities convertible into, exercisable for or exchangeable for Common Stock in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of the securities or assets of a corporation or other entity (or any division or business unit thereof), (ii) the Corporations issuance of securities in connection with strategic supply, sale or license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Corporation’s issuance of Common stock, restricted stock units or the issuances or grants of Options to purchase Common Stock to employees, officers or directors, under an equity incentive plan adopted by a majority of the non employee members of the Board of Directors of the Corporation; (iv) securities issued upon the exercise or exchange of or conversion of any Convertible Securities issued and outstanding on the date of the issuance of Series E to securities holders of the Corporation in exchange for other securities existing as of the date of this Note, (v) the conversion of any Series E, Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock or (vi) any equity line of credit or similar agreement, if entered into with the consent of Doug Mergenthaler. In case any shares of Common Stock, Convertible Securities or Options are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, each share of Common Stock underlying any such Convertible Securities or Options shall be deemed to be one additional share of Common Stock for the purposes of determining the effective price of the non-Exempt Issuance.

8.       Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time on or after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time on or after the Issue Date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision or combination.

9.       Acquisition. Immediately prior to the closing of a merger, share exchange, consolidation, acquisition of all or substantially all of the assets or stock, reorganization or liquidation of the Company that results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the voting capital stock of the Company (or its successor or parent corporation) immediately after the transaction or, in the case of a sale of assets or liquidation, the Company owning after the transaction less than substantially all of the assets owned by the Company prior to the transaction (other than an issuance of equity securities for the primary purpose of raising capital) (an “Acquisition”) that occurs prior to the satisfaction in full by the Company of all outstanding Principal Amount and accrued but unpaid interest under this Note (including through the conversion of such amounts into capital stock of the Company), the Holder may elect to either (i) convert all outstanding Principal Amount and accrued interest hereunder into shares of Common Stock at the valuation of the Company on a per share basis as used in the Acquisition, or (ii) accelerate the Maturity Date to the date of closing of the Acquisition transaction and thereupon the Company shall be obligated to pay Holder an amount equal to the remaining Conversion Amount in full satisfaction of its obligations hereunder. In conjunction with such conversion in connection with an Acquisition, the Holder shall execute all documentation required to be executed by other stockholders of Company in connection with the Acquisition (the “Acquisition Agreements”), including without limitation escrow, indemnification and other similar agreements.

10.       Effect of Conversion. Upon conversion of this Note into shares of the Company’s Common Stock in accordance with the terms hereof, and, if and as applicable, upon receipt by the Company of signature pages to the Acquisition Agreements executed by the Holder, the Company shall promptly issue and deliver to the Holder (a) certificates for the shares issuable upon such conversion of this Note (“Conversion Shares”) and (b) a capitalization table that reflects the Company’s Fully-Diluted Number of Shares as of the Conversion Time (as defined below) certified as accurate and complete by a senior officer of the Company (if such information is not otherwise contained in the Acquisition Agreements). Such conversion shall be deemed to have been made, in the case of conversion pursuant to Section 2, as of the close of business on the Maturity Date or such earlier date as mutually agreeable to the Company and Holder; in the case of a listing on a Qualified National Exchange, simultaneously with the completion of the initial listing and trading of the Common Stock on a Qualified National Exchange; and in the case of an Acquisition, immediately prior to the closing of such Acquisition (in each case, the “Conversion Time”). The Holder shall be treated for all purposes as the record holder of such Conversion Shares as of the Conversion Time. No fractional Conversion Shares shall be issued in connection with any conversion of this Note, and any fractional share shall be rounded up or down to the nearest whole share in lieu of any such fraction (and any fraction representing one-half of a share shall be rounded up). The issuance of Conversion Shares to the Holder upon conversion of this Note in accordance with its terms shall constitute satisfaction in full of the obligations of the Company under this Note.

11.       Event of Default. If the Company (a) fails to pay when due any principal or interest payment on the due date hereunder, and such payment shall not have been made within thirty (30) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay; (b) materially breaches any other covenant contained in this Note or the Purchase Agreement and such failure continues for forty-five (45) days after the Company receives written notice of such material breach from the Holder; (c) voluntarily files for bankruptcy protection or makes a general assignment for the benefit of creditors; or (d) is the subject of an involuntary bankruptcy petition and such petition is not dismissed within ninety (90) days, then in any such case then the holders of Notes owning together in excess of a majority of the aggregate Principal Amount of the Notes may, upon written notice to the Company, declare the 2021 Notes (including this Note) in default and immediately due and payable in full. From that date forward, this Note shall bear interest at a rate of the lower of ten percent (10%) per annum or the highest rate allowed by applicable law, until paid in full or converted.

12.       Security Agreements. This Note is secured by certain tangible assets of the Company pursuant to that certain Security Agreement (as amended, restated or otherwise modified from time to time, the “Security Agreement”) dated as of the Issue Date, between the Company and the Holder and each of the other parties thereto from time to time as specified in such Security Agreement.

13.       Ranking. This Note and the other 2021 Notes shall rank pari passu as to the payment of principal and interest. The Holder agrees that any payments or prepayments to the Holder and to the holders of the other 2021 Notes, whether principal, interest or otherwise, shall be made pro rata among the Holder and the other holders of the 2021 Notes based upon the aggregate unpaid principal amount of this Note and the other 2021 Notes. Notwithstanding the foregoing, this Note shall rank senior to any unsecured debt of the Company and to any other promissory notes issued by the company, provided that this Note shall rank pari passu to any other 2021 Note.

14.       Restrictions on Transfer and IPO Lock-Up. As a condition to the conversion of this Note into equity securities of the Company, Holder understands that the Conversion Shares are subject to restrictions on transfer under the Securities Act and applicable state securities laws as well as other contractual restrictions that are in existence at the time of issuance of the Conversion Shares, including under the Bylaws of the Company.

Holder further understands and acknowledges that, notwithstanding anything to the contrary in this Note, the Note may not be converted into shares of Common Stock and no Conversion Shares may be issued by the Company to Holder until the Company is current in its reporting obligations with the SEC and upon the CUSIP eligibility of the Conversion Shares.

If applicable, the Conversion Shares (unless registered under the Securities Act of 1933, as amended) will be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

15.       No Rights as a Shareholder. Holder is not entitled, as a Holder in respect of this Note, to any rights as a shareholder of the Company and Holder shall not be deemed the holder of the Conversion Shares or any other securities of the Company that may at any time be issuable on the conversion of this Note for any purpose, nor will anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Note has been converted and the Conversion Shares issuable upon the conversion hereof have been issued or become deliverable, as provided herein.

16.       Subordination. By accepting this Note, the Holder agrees that all payments on account of the indebtedness, liabilities and other obligations of the Company to the Holder, including, without limitation, all amounts of principal, interest accrued hereon, and all other amounts payable by the Company to the Holder under this Note or in connection herewith shall be subordinated and subject in right of payment, to the extent and manner set forth herein, to the prior payment in full in cash or cash equivalents of any existing or future Senior Indebtedness of the Company. “Senior Indebtedness” shall mean any (i) indebtedness, liabilities and other obligations of the Company or with respect to which the Company is a guarantor, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured, (ii) indebtedness, liabilities and other obligations of the Company under any line of credit or revolving credit facility and (iii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness. Upon request from the Company, each Holder will agree to execute and deliver a subordination agreement, in a form reasonably acceptable to any banks, insurance companies or other lending or thrift institutions holding Senior Indebtedness, subordinating the Holder’s interests under this Note to the interests of any banks, insurance companies or other lending or thrift institutions holding Senior Indebtedness.

Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be due and payable (including upon maturity), (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note and no action shall be taken to collect on any of the principal of or interest on this Note. For purposes of clarity, the conversion of this Note into Conversion Shares or any other equity security of the Company shall not be deemed a payment for purposes of this Section 9 and shall be expressly permitted without regard to the Senior Indebtedness.

17.       Notices. All notices provided for in this Note shall be in writing and deemed to be duly given upon (a) delivery via electronic mail (provided no notice of failure of delivery is received by the sender) or in person, (b) four business days after deposit in the United States mail, certified or registered, postage prepaid and (c) one business day after deposit with a reputable, national overnight courier service for next business day delivery with all charges prepaid. Notices shall be sent, with respect to the Company, to the address set forth below, and with respect to Holder, to the address set forth on the signature page hereto or at such other address as such party may designate by ten (10) days advance written notice to the other party given in the foregoing manner:

If to Company:	Theralink Technologies, Inc. 15000 W. 6th Ave., #400 Golden, CO 80401 Attn: Mick Ruxin, CEO Email: mick@theralink.com

With copy to:	K&L Gates LLP 200 S. Biscayne Blvd., Ste. 3900 Miami, Florida 33131 Attn: Clayton Parker, Esq. Email: clayton.parker@klgates.com

18.        Governing Law. This Note, and any disputes arising under this Note, will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any conflict of laws principle to the contrary. The Company and the Holder agree that the state and federal courts located in Nevada will have exclusive jurisdiction over any dispute between them arising out of this Note.

19.        Assignment. The rights and obligations of the Company and the Holder shall be binding upon and shall inure to the benefit of their successors, assigns and transferees. Holder may not assign or otherwise transfer this Note without the prior written consent of the Company.

20.       Waiver and Amendment. The provisions of this Note may be amended or waived only upon the written consent of the Company and the Holder.

21.        Collection Costs. The Company agrees to pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the Holder in any action brought to enforce the terms of this Note and/or to collect this Note, and in any appeal thereof.

22.        Headings. Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

23.       Only Company Liable. In no event shall any stockholder, officer, director or employee of the Company be liable for any amounts due or payable pursuant to this Note.

24.       Expenses. Each of the Company and the Holder will bear its own expenses associated with the negotiation and execution of this Note.

25.       Counterparts. The Note may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

* * * *

The Company has caused this Convertible Secured Promissory Note to be signed by its duly authorized officer and dated the day and year first above written.

THERALINK TECHNOLOGIES, INC.

By:	/s/ Mick Ruxin
Name:	Mick Ruxin
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

Ashton Capital Corporation

By:	/s/ Yvonne Fors
Name:	Yvonne Fors
Title:	VP of Finance

Address: 1201 Monster Road SW, Suite 350, Renton WA 98057

Email: yvonnef@ashtoncorp.com

SIGNATURE PAGE TO CONVERTIBLE SECURED PROMISSORY NOTE

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert this Note)

To: Theralink Technologies, Inc.15000 W. 6th Ave., #400

Golden, CO 80401

Attn: Chief Executive Officer

The undersigned hereby irrevocably elects to convert $                 of the outstanding principal and/or accrued interest of the above Note into shares of Common Stock of Theralink Technologies, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Note Conversion Price:

Signature:

Name:

Address:

Amount to be converted:            $

Amount of Note unconverted:    $

Note Conversion Price per share:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address: